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                                                     Exhibit - 17(b)(i)

PROSPECTUS
September 15, 1999

H&Q IPO & EMERGING COMPANY FUND

COMMON CLASS


As with all mutual funds, the Securities and Exchange Commission (SEC) has not approved these securities or passed on whether the information in this prospectus is adequate and accurate. Anyone who indicates otherwise is committing a federal crime.

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To Learn More

This prospectus contains important information about the Fund and should be read and kept for reference. You also can obtain more information from the following sources:

     - SHAREHOLDER REPORTS, which will be mailed to Fund investors semi-annually, will discuss recent performance and portfolio holdings.

     - THE STATEMENT OF ADDITIONAL INFORMATION (SAI) includes a more detailed discussion of investment policies and the risks associated with various investments. The SAI is incorporated by reference into the prospectus, making it part of the prospectus.

You can obtain copies of these documents by contacting your mutual fund supermarket representative, the Fund's transfer agent, PFPC, or the SEC at the locations below. All materials from your representative or the transfer agent are free; the SEC charges a duplicating fee. You also can review these materials in person at the SEC's Public Reference Room.


                                         PFPC INC.
                                         400 Bellevue Parkway
                                         Wilmington, Delaware 19899
                                         877-613-7975

                                         ---------------

                                         SECURITIES AND EXCHANGE COMMISSION
                                         Washington, D.C. 20549-6009
                                         800-SEC-0330 (Public Reference Section)
                                         www.sec.gov


                                    SEC File Number
                                    H&Q IPO & Emerging Company Fund 811-09383


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Contents

About the Fund ..........................................3

Goal ....................................................4

Main Strategy ...........................................4

Main Risks ..............................................5

Risk/Return Bar
Chart and Table .........................................6

Fund Fees and Expenses ..................................7

Fund Management .........................................8

Investing in the Fund ...................................8
             Buying Shares ..............................9
             Selling Shares ............................10
          Shareholder Services .........................11

Other Transaction Policies .............................11

Distributions and Taxes ................................12

To Learn More ..................................Back Cover


[GRAPHIC]

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ABOUT THE FUND

The H&Q IPO & Emerging Company Fund (Fund) is designed to offer individual investors the benefits of investing in a diversified portfolio of common stocks acquired as part of, or within 18 months after, a company's initial public offering.

The Fund uses a quantitatively driven strategy to make buy and sell decisions. The strategy employs a range of proprietary techniques, developed through an extensive analysis of performance and other data related to newly public companies.

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THE H&Q IPO & EMERGING COMPANY FUND

[GRAPHIC]

GOAL

THE FUND'S GOAL IS CAPITAL APPRECIATION.

MAIN STRATEGY

The Fund seeks to achieve its goal by investing, under normal market conditions, at least 65% of its assets in a diversified portfolio of common stocks, acquired as part of, or within 18 months after, a company's initial public offering and traded on the New York Stock Exchange, American Stock Exchange or NASDAQ National Market. The Fund defines shares acquired as part of the initial public offering as IPOs and shares acquired within 18 months thereafter as emerging company shares.

The Fund's sub-adviser, Symphony Asset Management, LLC, has developed a quantitative model which tracks historical IPO performance. At the time of the initial public offering, the sub-adviser will purchase IPOs that meet certain minimum quantitative criteria for offering size, issuer market capitalization and lead underwriter, among other factors. The sub-adviser will attempt to purchase these shares directly from the underwriters at the offering price. If shares cannot be obtained in the initial public offering at the offering price, they will be purchased in the secondary market shortly thereafter. For a period of up to 18 months after the initial public offering, the sub-adviser will also purchase emerging company shares based upon the above criteria and certain aftermarket criteria, such as analyst ratings, price, performance, valuation relative to the industry and insider activity. IPOs and emerging company shares held by the Fund will be sold based upon similar aftermarket criteria. The Fund normally expects to sell most of its holdings within a year of purchase. When making investment decisions, the sub-adviser will employ qualitative, as well as quantitative, techniques and will emphasize issuers with growth characteristics.

When the sub-adviser believes that the number or quality of IPOs or emerging company shares available for Fund investment is inadequate, the sub-adviser intends to invest in futures contracts or participations based on equity indexes, such as the S&P 500-Registered Trademark- Index, Russell 2000-Registered Trademark- Index or Wilshire 4500-Registered Trademark- Index. The sub-adviser may also purchase equity securities that are not IPOs or emerging company shares (including common stocks, preferred stocks, convertible securities and warrants) issued primarily by companies which have capitalizations of $1 billion or less at the time of investment. Pending investment and to provide liquidity for redemptions, the Fund may also hold its assets in cash and cash equivalent instruments, such as money market mutual funds, Treasury bills, commercial paper and repurchase agreements. The Fund's investment in assets other than IPOs and emerging company shares will, in normal circumstances, be limited to 35% of its assets. The Fund may not achieve its investment objective during periods when it has taken a temporary defensive position because of adverse market, economic, political or other conditions.

The Fund will consider closing to new purchasers when the Fund's assets exceed $300 million.

MAIN RISKS

SPECIAL RISKS OF IPOS AND EMERGING COMPANY SHARES. Most IPOs and emerging company shares involve a high degree of risk not normally associated with offerings of more seasoned companies. Companies involved in IPOs generally have limited operating histories, and their prospects for future profitability are uncertain. These companies often are engaged in new and evolving businesses and are particularly vulnerable to competition and to changes in technology, markets and economic conditions. They may be dependent on certain key managers and third parties, need more personnel and other resources to manage growth and require significant additional capital. They may also be dependent on limited product lines and uncertain property rights and need regulatory approvals. Investors in IPOs and emerging company shares can be affected by substantial dilution in the value of their shares, by sales of additional shares and by concentration of control in existing management and principal shareholders. Stock prices of IPOs and emerging company shares can also be highly unstable, due to the absence of a prior public market, the small number of shares available for trading and limited investor information.

STOCK MARKETS WILL FALL PERIODICALLY. As with any investment whose performance is tied to stock markets, the value of your investment in the Fund will fluctuate, which means that you could lose money.

MANY FACTORS CAN AFFECT STOCK MARKET PERFORMANCE. Political and economic news can influence market-wide trends. Other factors may be ignored by the market as a whole but may cause movements in the price of one company's stock or the stock of companies in one or more industries. All of these factors may have a greater impact on IPOs and emerging company shares.

THE NUMBER OR QUALITY OF IPOS AND EMERGING COMPANY SHARES AVAILABLE FOR FUND PURCHASE MAY BE INADEQUATE FOR EXTENDED PERIODS OF TIME. During such periods, the Fund will not be able to implement its main investment strategy.

THE IPO MARKET TENDS TO FAVOR CERTAIN INDUSTRIES FROM TIME TO TIME. As a result, the companies in which the Fund invests at any given time may represent a limited number of industries, and the Fund's share price may be subject to greater volatility. Currently, the industry comprised of Internet related companies is one of the industries favored by the IPO market.

THE FUND MAY BE UNABLE TO PURCHASE IPOS AT THE OFFERING PRICE. The price of IPO shares in the aftermarket may greatly exceed the offering price, making it more difficult for the Fund to realize a profit.

THE FUND MAY AGREE TO CONTRACTUAL RESTRICTIONS ON ITS RESALE OF CERTAIN IPOS. These restrictions, known as "lock-ups," will typically extend from 30 to 180 days after the initial public offering. During the period of the lock-up, the Fund will not be able to sell these securities and the value of these securities may decline as a result of adverse market movements.

THE INVESTMENT ADVISER MAY APPEAR TO HAVE A CONFLICT OF INTEREST WHEN THE FUND PURCHASES IPOS FROM UNDERWRITING SYNDICATES OF WHICH HAMBRECHT & QUIST LLC, THE FUND'S DISTRIBUTOR AND AN AFFILIATE OF THE FUND'S INVESTMENT ADVISER, ACTS AS A MEMBER OR MANAGER. The Fund will not purchase IPOs directly from Hambrecht & Quist LLC, and the Fund otherwise intends to conduct these purchases in compliance with applicable SEC rules.

THE FUND NORMALLY EXPECTS TO SELL MOST OF ITS HOLDINGS WITHIN A YEAR. This turnover of the Fund's portfolio will increase the Fund's transaction costs. Any gains from such sales will also be treated as short-term capital gains, taxable as ordinary income to the Fund's shareholders.

THE FUND MAY HAVE TO SELL STOCKS AT A LOSS IN ORDER TO FUND SHAREHOLDER REDEMPTIONS. Redemptions are more likely to occur when prices of IPOs and emerging company shares are declining, and prices of IPOs and emerging company shares may fall more rapidly than those of other securities.

THE FUND AND THE INVESTMENT ADVISER HAVE NO OPERATING HISTORY AND THE SUB-ADVISER'S MODEL HAS NOT BEEN PREVIOUSLY IMPLEMENTED BY A MUTUAL FUND. The model is based largely on a limited period of past market performance and may fail to anticipate shifts in market dynamics over time.

THE SUB-ADVISER'S MODEL RELIES ON MARKET AND OTHER DATA COMPILED FROM OTHER SOURCES, PRIMARILY QUOTE.COM, A LEADING PROVIDER OF IPO INFORMATION. If this information were to become unavailable, the Fund's investment strategy could be disrupted.

THE FUND MAY INVEST IN OTHER INSTRUMENTS THAT ALSO INVOLVE RISK. For example, futures contracts and index participations, which the Fund may use to gain exposure to the stock market, could hurt the Fund's performance if they do not perform as expected. In addition, the Fund may invest in equity securities with small capitalizations other than IPOs and emerging company shares, as well as in futures contracts and participations based on these securities. Investing in small capitalization companies carries many of the same risks as investing in IPOs and emerging company shares.

THE FUND COULD BE ADVERSELY AFFECTED BY THE FAILURE OF COMPUTER SYSTEMS USED BY THE FUND'S SERVICE PROVIDERS AND OTHERS TO PROPERLY PROCESS DATA CONTAINING DATES OCCURRING AFTER DECEMBER 31, 1999 (YEAR 2000 PROBLEM). The Year 2000 problem could also have an adverse effect on the companies whose securities are held by the Fund or the securities markets and their participants generally.


RISK/RETURN BAR CHART AND TABLE

The Fund is recently organized and therefore has no performance history.
Once the Fund has performance for at least one calendar year, a Bar Chart and Performance Table will be included in the prospectus. Although past performance of a fund is no guarantee of how it will perform in the future, historical performance may give you some indication of the risks of investing the Fund.

FUND FEES AND EXPENSES

The following table describes what you can expect to pay as a Fund investor. "Shareholder fees" are expenses charged to you directly by Hambrecht & Quist LLC (H&Q), the Fund's distributor. "Annual operating expenses" are paid out of Fund assets, so their effect is included in total return.

PERCENTAGE FEE TABLE

-------------------------------------------------------------------------------

SHAREHOLDER FEES

 Maximum sales charge (load) imposed on purchases ............None

 Maximum deferred sales charge ...............................None

 Redemption fees .............................................None(1)

ANNUAL OPERATING EXPENSES
(as a % of average net assets)
Management fees ..............................................0.65%
Distribution fees ............................................0.25
Other expenses(2) ............................................0.70
                                                              ----
Total annual operating expenses(3) ...........................1.60%

----------------------
(1) The Fund's transfer agent charges a fee (currently $10.00) for each wire redemption. Mutual fund supermarkets may also charge a transaction fee for redemptions.

(2) Estimated amounts for the Fund's current fiscal year.

(3) Contractually guaranteed by the investment adviser until January 1, 2001.


EXPENSES ON A $10,000 INVESTMENT

DESIGNED TO HELP YOU COMPARE EXPENSES, THIS EXAMPLE USES THE SAME ASSUMPTIONS AS ALL MUTUAL FUND PROSPECTUSES: A $10,000 INVESTMENT, A 5% RETURN EACH YEAR, THE SAME OPERATING EXPENSES THROUGHOUT THE PERIOD AND SALE OF YOUR SHARES AT THE END OF THE PERIOD. YOUR ACTUAL COSTS MAY BE HIGHER OR LOWER.

         1 Year             3 Years
-------------------------------------------------
          $163               $505

FUND MANAGEMENT

The investment adviser for the Fund is Hambrecht & Quist Fund Management, LLC
(HQFM), One Bush Street, San Francisco, CA 94104. HQFM oversees the asset management and administration of the Fund. As compensation for its services, HQFM receives a management fee from the Fund of 0.65% of its average daily net assets, a portion of which is used to pay the Fund's sub-adviser.

HQFM is wholly owned by Hambrecht & Quist California, the parent company for H&Q, a leading investment bank specializing in emerging growth companies. Hambrecht & Quist California is, in turn, a wholly owned subsidiary of Hambrecht & Quist Group. Through its subsidiaries, Hambrecht & Quist Group provides a variety of financial services, including investment advisory services to registered closed-end mutual funds, wrap-fee programs, employee benefit plans, private investment funds and individuals. HQFM was recently formed to serve as investment adviser for the Fund and has no other advisory clients.

The Fund's sub-adviser is Symphony Asset Management, LLC (Symphony), 555 California Street, San Francisco, CA 94104. Founded in 1994, Symphony is owned 50% by BARRA, Inc., a leading provider of analytical models since 1975, and 50% by Symphony's managers through Maestro LLC. Symphony, and its affiliate, Symphony Asset Management, Inc., have more than $2.7 billion in assets under management.

Ross Sakamoto, who has been a Portfolio Manager for the sub-adviser since 1996, handles the Fund's day-to-day management. Prior to 1996, he was a Principal in the Investment Strategies Group of Barclays Global Investors and its predecessors.


INVESTING IN THE FUND

On the following pages you will find information on buying and selling shares. Information on taxes is included as well.

The Fund offers multiple classes of shares. This prospectus offers the Common Class shares. If you would prefer to invest in the Fund with the assistance of a financial intermediary, please contact the Fund's transfer agent, PFPC Inc.
(PFPC), at 877-613-7975 to request a copy of the Fund's Adviser Classes prospectus. For TDD service, call 877-613-7973.

BUYING SHARES

Common Class shares may be purchased either through mutual fund supermarkets or directly from the Fund through PFPC.

Common Class shares are purchased and sold without the imposition of either an initial sales charge or a contingent deferred sales charge. The Fund has adopted a plan under Rule 12b-1 that allows the Fund to pay an annual distribution fee of 0.25% of average daily net assets for the sale and distribution of the Common Class shares. Because this fee is paid out of Fund assets on an ongoing basis, over time this fee will increase the cost of your investment in the Fund and may cost more than paying other types of sales charges. You will need to take the following steps to buy shares of the Fund:

STEP 1 DECIDE HOW MUCH YOU WANT TO INVEST.

MINIMUM INITIAL INVESTMENT         MINIMUM ADDITIONAL INVESTMENT          MINIMUM BALANCE
-------------------------------------------------------------------------------------------------
$5,000                             $100                                   $2,500
($2,000 for retirement and         ($25 for retirement                    ($1,000 for retirement
custodial accounts)                and custodial accounts)                and custodial accounts)

STEP 2 CHOOSE AN OPTION FOR FUND DISTRIBUTIONS.

The three options are described below. If you do not indicate a choice on the subscription application, we will assume you have selected the first option.

OPTION                           FEATURE
-------------------------------------------------------------------------------

Reinvestment                 All dividend and capital gain distributions are
                             invested automatically in shares of the Fund
Cash/Reinvestment Mix        You receive payment for dividends, while any
                             capital gain distributions are invested in shares of the Fund
Cash                         You receive payment for all dividends and capital
                             gains distributions

STEP 3 PLACE YOUR ORDER.

Use any of the following methods to buy shares of the Fund.

PURCHASES THROUGH MUTUAL FUND SUPERMARKETS

You may purchase Common Class shares through authorized mutual fund supermarkets. Your mutual fund representative will be responsible for forwarding your purchase request to PFPC. Please talk with your representative about the methods it has available to purchase shares of the Fund. If you use a mutual fund supermarket, minimum investments and balances required may be higher.

PURCHASES THROUGH THE TRANSFER AGENT

You may purchase Common Class shares directly from the Fund through the Fund's transfer agent, PFPC, by mail or wire as follows:

BY MAIL

Complete the subscription application enclosed with the prospectus and send it with a check payable to H&Q IPO & Emerging Company Fund for the purchase amount to:

     PFPC Inc.
     Attention: H&Q IPO & Emerging Company Fund
     P.O. Box 8961
     400 Bellevue Parkway
     Wilmington, Delaware 19899

You may add to your account by sending a check payable to the Fund for the purchase amount along with the your name and account number to the address above. Please note that PFPC does not accept third party checks as payment for Fund shares.

BY WIRE

Call PFPC at 877-613-7975 to obtain an account number, mail a completed subscription application to PFPC at the address above and then wire the purchase amount to:

PNC Bank, N.A.
ABA#031000053
Credit Account Number # 86-1282-3223
From: (Name of Investor)
Account No. (Investor's account number with the Fund)
For Purchase of: H&Q IPO & Emerging Company Fund
Amount: (Amount to be invested)

You may not sell shares until PFPC has received the completed and signed subscription application. You may add to your account by wiring the purchase amount to PNC Bank, N.A. with the instructions above. Please call PFPC at the above number prior to wiring additional funds to your account.

Please note that orders to buy shares cannot be revoked after you mail your check or wire funds.


SELLING SHARES

Use one of the following methods to sell shares of the Fund.

MUTUAL FUND SUPERMARKETS

If you have purchased shares through a mutual fund supermarket, you may sell your shares by contacting your mutual fund supermarket representative. Your representative will be responsible for forwarding the request to PFPC. PFPC will send the sale proceeds to your mutual fund supermarket, who will be responsible for retaining the proceeds in your account or forwarding the proceeds to you.

SALES THROUGH THE  TRANSFER AGENT

If you have purchased shares directly from the Fund, you may sell your shares by mail or telephone as follows:

BY MAIL

Mail your request, including your name, account number and dollar amount of the shares being sold to:

PFPC Inc.
Attention: H&Q IPO & Emerging Company Fund
P.O. Box 8961
400 Bellevue Parkway
Wilmington, Delaware 19899

Be sure to include the signature of all persons whose names are on the account and indicate how you would like to receive the proceeds from the sale of your shares (for example, by means of a check or a wire transfer to your bank account). A fee of $10.00 will be charged to your account for wire transfers.

BY TELEPHONE

Call PFPC at 877-613-7975. You may only sell shares by telephone if you have previously authorized PFPC to act on telephone instructions, by indicating this authority on your subscription application or by calling PFPC to request this service. Neither the Fund nor PFPC will be liable for following telephone instructions reasonably believed to be genuine.

When selling shares, please be aware of the following policies:

     -    The Fund may take up to seven days to pay sale proceeds

     - If you are selling shares that were recently purchased by check, the proceeds may be delayed until the check clears; this may take up to 15 days from the date of purchase

     - Sale requests in excess of $25,000, or requests to send proceeds to a third party, may require a Medallion Program signature guarantee of an eligible institution (available from most banks and trust companies); please call PFPC at 877-613-7975 with any questions concerning signature guarantees.

SHAREHOLDER SERVICES

The Fund offers the following shareholder services. To take advantage of any of these services, please talk to your mutual fund supermarket representative or, if you are investing directly with the Fund, contact PFPC at 877-613-7975.

     - AUTOMATIC INVESTMENT PLAN -- Allows you to buy additional shares ($100 minimum) of the Fund monthly, bi-monthly, quarterly or annually by a direct transfer of funds from your bank account to PFPC. Minimum and frequencies may vary.

     - SYSTEMATIC WITHDRAWAL PLAN -- Allows you to withdraw a set amount ($25 minimum) of your investment in the Fund on a monthly, quarterly or annual basis as long as your beginning balance is at least $5,000 and your account balance remains at or above $2,500. Minimum and frequencies may vary.

OTHER TRANSACTION POLICIES

The Fund is open for business each day that the New York Stock Exchange (NYSE) is open for regular trading. The Fund calculates its share price each business day, after the close of regular trading on the NYSE (generally 4 p.m. Eastern time). The Fund's share price is its net asset value per share, or NAV, which is the Fund's net assets divided by the number of shares outstanding.

In valuing its securities, the Fund uses market quotes if they are readily available. Where quotes are not readily available or where there are contractual restrictions on resale, the Fund may value securities based on fair values developed using methods approved by the Fund's Trustees.

The effective time of your purchase or sale, which determines the price you pay or receive for your shares, will be the time the Fund's transfer agent, PFPC, or a financial intermediary authorized to receive orders on behalf of the transfer agent, receives your order. Orders received in proper form prior to the close of regular trading on the NYSE will be valued at the net asset value per share calculated that day. Orders received after the close of regular trading on the NYSE will be priced the next day the Fund calculates its net asset value. Investors effecting transactions through mutual fund supermarkets may be charged transaction or other fees in addition to those described in this prospectus.

THE FUND RESERVES CERTAIN RIGHTS, including the following:

     - To withdraw or suspend any part of the offering made by this prospectus

     - To close the Fund to investors, other than current shareholders and certain retirement plans and investment advisory clients, when the Fund's assets exceed $300 million

     - To refuse any purchase order, including those that appear to be associated with short-term trading activities

     -    To change or waive the Fund's investment minimums

     - To suspend the right to sell shares back to the Fund, and delay sending proceeds, during times when trading on the NYSE is restricted or halted, or otherwise as permitted by the SEC

     - To pay you in portfolio securities, rather than in cash, if the value of the shares you sell exceeds $250,000 or 1% of the Fund's assets

     - To automatically sell your shares if your account is closed for any reason or if your balance falls below the minimum required as a result of selling your shares

     - To terminate any of the services described under "Shareholder Services" on 60 days' notice

DISTRIBUTIONS AND TAXES

Any investment in the Fund typically involves several tax considerations. The information below is meant as a general summary for U.S. citizens and residents. Because each person's tax situation is different, you should consult your tax adviser about the tax implications of your investment in the Fund. You also can visit the Internal Revenue Service (IRS) web site at www.irs.ustreas.gov.

Every year, the Fund distributes to its shareholders substantially all of its net investment income and net capital gains, if any. These distributions typically are paid in December to all shareholders of record.

Unless you are investing through a tax-deferred or Roth retirement account, your Fund distributions generally have tax consequences. The Fund's net investment income and short-term capital gains are distributed as dividends and are taxable as ordinary income. Other capital gain distributions are taxable as long-term capital gains, regardless of how long you have held your shares in the Fund. It is expected that most of the Fund's capital gains will be short term. Therefore, you should anticipate that all or a significant portion of the Fund's distributions will be treated as ordinary income and not as long-term capital gains. Distributions are generally taxable in the year they are declared, whether you reinvest them or take them in cash.

If you are investing through a taxable account and purchase shares of the Fund just before it declares a distribution, you may receive a portion of your investment back as a taxable distribution. This is because when the Fund makes a distribution, the share price is reduced by the amount of the distribution. You can avoid "buying a dividend," as it is often called, by contacting PFPC at 877-613-7975 to determine if a distribution is imminent and waiting until afterwards to invest. Of course, you may decide that the opportunity for investment gain during the period before the distribution outweighs the tax consequences of buying a dividend.

Generally, any sale of your shares is a taxable event. A sale may result in a capital gain or loss to you. A gain or loss generally will be treated as short-term if shares are held for 12 months or less, long-term if shares are held longer.

At the beginning of every year, the Fund provides shareholders with information detailing the tax status of any distributions the Fund paid during the previous calendar year.

NOTES


                                       13
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NOTES

NOTES


                                       15